Exhibit 10-d-15b

                      Green Mountain Power Corporation





                     Compensation Program for Officers

                    And Certain Key Management Personnel


                                  - 1998 -



                     Highlights Brochure/Program Document





Table of Contents


                                                                  Page

Preamble                                                            1

Purpose of Program                                                  1

Participants                                                        1

Effective Date                                                      1

Definitions                                                         1

Program Components                                                  3

Base Salary                                                         4

Variable Compensation                                               4

Determination of Award                                              6

Variable Compensation Award Payment                                 7

Program Administration                                              8

Appendix I

Appendix II


Preamble
This document describes and governs the Compensation Program for Officers and Certain Key Management Personnel for Green Mountain Power Corporation ("GMP" or "the Company"). The program is intended to assure that total compensation is competitive in the marketplace and promotes the Company's strategic objectives.

Purpose of Program
The purpose of the Compensation Program is to:

 .     ensure that base compensation compares favorably with regard to organizations competing for similar talent;

 .     provide an opportunity for officers and other key management personnel to share in the success of GMP by linking a portion of compensation (variable compensation) to corporate performance results;

 .     encourage a longer-term view by paying part of an earned variable compensation award in deferred/restricted stock; and

 .     foster and reinforce teamwork among officers and other key management personnel.

Participants
Senior officers of GMP and other key management personnel, as designated from time to time by the Board of Directors are eligible to participate in this program. Appendix I to this document, as amended from time to time, will list eligible participants so designated.

Effective Date
The stock award provisions contained herein shall be effective upon shareholder and other required regulatory approval. The program is otherwise effective January 1, 1994.

Definitions
The following definitions pertain to the program.

Circuit Breaker - a performance level below which no variable compensation will be paid regardless of performance against the corporate measures. For this program, no awards will be paid unless taking into account provision for awards, the dividend payout ratio is equal to or less than 65 percent of earnings.

Compensation Committee - the Compensation Committee of the Board of
Directors.

Market Average - the average of salaries paid in the marketplace for positions similar to those at GMP.

Market Range - a range running from 10% below to 10% above the market average.

Marketplace - Companies that are determined by GMP to be those competing for similar talent. Depending on the position within GMP, marketplace companies can be utilities, general industry -- local, regional, national, or any combination thereof.

Maximum - the maximum or optimal level of corporate performance with respect to a corporate performance measure. This determination will be applied separately to each performance measure. No variable compensation with respect to a performance measure will be paid in excess of the maximum level indicated.

Compensation Program - the compensation program, which consists of base salary and the opportunity to earn variable compensation.

Organization Bands - tiers within which management positions are clustered, to reflect the nature and scope of the jobs, reporting relationships, and the like.

Peer Companies - a select group of utilities against which GMP's performance will be measured.

Performance Measure - a critical factor used to measure the success of the business.

Program Year - GMP's fiscal year.

Related Company - an entity wholly or partly owned by GMP (directly or indirectly), employment with which the Board of Directors has determined should qualify for the vesting of restricted stock grants.

Restricted Stock Grants - the portion of the variable compensation award paid to officers in the form of GMP common stock that will be subject to two restrictions of a five (5) year duration: (1) no transferability; and (2) forfeiture of the stock upon termination of employment with the Company or with a Related Company (except for retirement, death, disability or termination from employment in circumstances entitling the participant to the benefits payable under Paragraph 4 of a certain Letter Agreement between said participant and the Company that concerns a change in control of the Company, or under a similar change in control agreement between the participant and a Related Company, or in the event of termination of employment with the Company or a Related Company by the employer without cause or by the employee with good reason. The terms "cause" and "good reason" shall have the meanings ascribed to them in the aforesaid Letter Agreement for participants employed by the Company, or the meanings ascribed to them I any employment agreements between the participant and a Related company in the case of a participant employed by a Related Company). During the five-year restriction period, dividends will be paid and officers will have voting rights. The value of restricted stock is taxable when the restrictions lapse (after five years, or earlier in the case of the officer's retirement, disability or death). The restriction period begins on the date the awards are granted.

Stock Grants - the portion of the variable compensation award paid to participants in the form of shares of GMP common stock. These shares are the property of the participant upon grant and may be retained or
sold.   Upon grant, shares are subject to current taxation.

Target - the desired level of corporate performance with respect to a performance measure. This determination will be applied separately for each performance measure.

Threshold - the acceptable level of corporate performance with respect to a performance measure. This determination will be applied separately to each performance measure. No variable compensation with respect to a performance measure will be paid unless the threshold level is attained.

Total Compensation - an amount comprised of base salary and variable compensation.

Variable Compensation - compensation that is earned based on the achievement of corporate performance objectives and that may be paid in cash, stock grants, or restricted stock grants.

Program Components
The Compensation Program is comprised of two compensation components:

 .     Base Salary
 .     Variable Compensation

Base Salary
Each officer or other key management employee is paid a base salary intended to be competitive with base compensation paid for similar positions in the marketplace.

Variable Compensation
Each officer or other key management employee is eligible to earn additional compensation when GMP's performance meets or exceeds various performance objectives.

Base Salary
Base salaries are intended to provide a competitive rate of fixed compensation. Base salary levels will be assessed by compiling and analyzing salary information from various published survey sources on an annual basis. Survey sources include:

     .     Mercer Finance, Accounting & Legal Compensation Survey
     .     Wyatt Top Management Report
     .     Edison Electric Executive Compensation Survey

Within one year after the adoption of the program, base salaries are intended to be managed to the market average (in any event, within a plus or minus 10% range around the market average) as determined from the survey analysis. The average and the range may or may not change from year to year depending on movement in the market and, therefore, it is possible that base salaries may not be increased annually. Appropriate adjustments will be made in May of each year.

Actual base compensation within the market range will depend on internal equity, overall scope of responsibilities of the position, recruitment needs, and significant individual performance variations.

The market ranges have been incorporated into three organization bands (in lieu of job grades), as set forth in Appendix I, which may be modified from time to time by direction of the Board or the Chief Executive Officer. These bands reflect the nature of the positions and their impact on the organization. Additionally, these bands signify varying levels of participation in the variable compensation component of the program. The band assignments are determined on the basis of survey data and the role of the position.

Variable Compensation
The purpose of the variable compensation component of this program is to tie compensation directly to the achievement of key corporate-wide objectives. Awards earned will be paid in cash, stock grants, and restricted stock as deemed appropriate by the Compensation Committee of the Board of Directors. The initial variable award payments will be made as set forth below. This award delivery feature is intended to motivate participants toward the annual attainment of critical corporate objectives consistent with the need to manage GMP to achieve longer-term success.

Variable Compensation Award Opportunities
Each band has a different variable compensation opportunity as noted in the following table.



Award Table (AT)

          Band          Variable Cash Opportunities as a % of Base Salary

                           Threshold          Target          Maximum

            A                 25%               50%              75%

            B               17.5%               35%            52.5%

            C               12.5%               25%            37.5%

     Note: Percentages are prorated for performance that falls between threshold and maximum levels.

Performance Measures - Establishment
At the beginning of each year, appropriate corporate performance measures will be determined for purposes of generating the variable compensation award. These measures are expected to remain in substantially the same form year-to-year. They may change, however, as GMP revisits its strategic and operational plans.

Moreover, the Board of Directors may consider whether to constrain awards to threshold award levels in light of earnings and/or total shareholder return performance.

The measures are:
 .     Return on Equity
 .     Total Shareholder Return
 .     Rates
 .     Customer Satisfaction; and
 .     Reliability

Performance objectives associated with these measures are established for each fiscal year by the Compensation Committee and reviewed by the Board of Directors. (See Appendix II for measures and specific objectives for 1994, and years following, as indicated.)

After the close of each year, the Compensation Committee, with input from the CEO, will determine the degree to which these performance objectives were accomplished to determine if variable cash awards are to be paid. If the threshold level of performance is not met, an award will not be paid with respect to that specific performance measure.

In addition, the program incorporates a circuit breaker to protect shareholder investment. The circuit breaker ensures that awards will not be paid unless earnings, after subtracting the variable awards, are greater than dividends paid in the year for which variable compensation is to be awarded.

Performance Measures - Individual Performance Assessment - Individual performance may, on an exceptions basis, be taken into consideration in determining the final award. However, the maximum shown in the Award Table cannot be exceeded.
Performance Measures - Weighting - The performance measures will be weighted each year to reflect the strategic plan and the impact each organization band/position has on performance. The number of measures used will be limited to ensure that the significance of the measures will not be diluted (weights less than 10% cannot be used). The performance measures will be weighted as noted in Appendix II.

Determination of Award
An award will be determined in accordance with the following example.
Assume:
 .     Participant is in Band B
 .     Base Salary = $100,000*
 .     Individual Performance = meets expectations
 .     Circuit Breaker = achieved required level

     Performance               Performance     Award %     Adjusted Award %
       Measure       Weight      Results      (from AT)      Weight Time %

ROE                    30%      75% ile          35%             10.5%

TSR
 .  D&P                 15%      Threshold       17.5%             2.625%
 .  Select              15%      Threshold       17.5%             2.625%

Rates                  20%      80% ile          35%              7.0%

Customer
Satisfaction           10%      80%              35%              3.5%

Reliability
 .  SAII               3.3%      Threshold       17.5%              .583%
 .  SAIFI              3.3%      Threshold       17.5%              .583%
 .  CAIDI              3.3%      Threshold       17.5%              .583%

Total Award % = 28%                                        Award = $28,000

* Base salary in effect as of December 31 of the year for which the award will be made.

Variable Compensation Award Payment
An award earned will be paid in cash and, subject to shareholder and required regulatory approval, stock grant and restricted stock grant in accordance with the following schedule:

          Band          Cash          Stock Grant          Restricted Stock

           A             1/4              1/4                    1/2

          B&C            1/3              1/3                    1/3

The Compensation Committee may make changes in this schedule, subject to review by the Board of Directors.

Cash
The cash portion of the award will be paid in a separate check.

Stock Grants
The stock grant portion of the award will be paid in shares of GMP common stock. The number of shares will be determined by dividing the portion of the award to be paid in stock by the closing stock price on the day the Board of Directors authorizes variable compensation payments (i.e., the annual meeting). The number of shares so determined will be rounded up to the nearest full share.

Relevant taxes (e.g., federal, FICA, State), based on the cash and stock grant portions of the award, will be withheld.

Restricted Stock
The grant of restricted stock will be made upon execution of an agreement between the participant and the Company that will provide, for a period of five (5) years from the date of the grant, that: (a) the shares will not be transferable; and (b) the shares will be forfeited upon termination of employment with GMP or with a Related Company, except where the termination of employment results from retirement, disability, death, or occurs in circumstances entitling the participant to the benefits payable under Paragraph 4 of a certain Letter Agreement between said participant and the Company that concerns a change in control of the Company, or under a similar change in control agreement between the participant and a Related Company, or in the event of termination of employment with the Company or a Related Company by the employer without cause or by the employee with good reason. The terms "cause" and "good reason" shall have the meanings ascribed to them in the aforesaid Letter Agreement for participants employed by the Company, or the meanings ascribed to them in any employment agreements between the participant and a Related Company in the case of a participant employed by a Related Company.

The number of restricted stock shares to be awarded will be determined as described immediately above with respect to stock grants.

Program Administration
The Program will be administered by the Chief Executive Office with approval of the Compensation Committee

The Board of Directors may consider whether to make awards above threshold award levels in light of earnings and/or total shareholder return performance.

The Board of Directors will have the full power and authority to:

 .     Interpret the program
 .     Approve participants
 .     Act on the CEO's recommendations
 .     Amend or terminate the Program, subject to required shareholder and regulatory approval
 .     Approve the CEO's award

Participation in the program does not confer any right or privilege regarding continued employment with GMP upon a participant.

Payment of the cash and, subject to required shareholder and regulatory approval, the stock grant portions, will be made during the second quarter following the end of the program year.

Participants must be employed on the date the award is paid in order to receive an award unless the participant has retired, is disabled, is deceased, has been terminated from employment in circumstances entitling the participant to the benefits payable under Paragraph 4 of a certain Letter Agreement between said participant and the Company that concerns a change in control of the Company, or the Compensation Committee determines that the circumstances under which the participant terminated employment warrant special consideration.

Payments of variable compensation awards will not affect a participant's levels of entitlement to participate in other benefit plans unless expressly stated in documentation for such plans existing as of January 1, 1994.

The program will be administered in accordance with the laws of the State of Vermont.



Appendix I             (revised February 9, 1998)

     Band*                   Position                              Role
      A        President and CEO                                 Strategic

      B        VP, CFO and Treasurer                             Strategic
               Senior Vice President and COO
               Senior Vice President - Corporate Development
               General Counsel
               VP, Human Resources and Organizational
                 Development

      C        Controller                                   Strategic/Tactical
               AVP Engineering
               Chief Corporate Strategic Planning Officer
               AVP Customer Operations Central & Southern
                   Divisions
               AVP Customer Operations Western Division
               Assistant General Counsel
               Assistant Treasurer
               General Manager, Administrative Services

*Band A applies generally to the CEO and COO; Band B applies generally to Vice Presidents and General Counsel; and Band C applies generally to Assistant Vice Presidents and other key management personnel.




Appendix II


Performance Measures -- Weights

 .     Return on Equity               30%
 .     Total Shareholder Return       30%
 .     Rates                          20%
 .     Customer Satisfaction          10%
 .     Reliability                    10%

Performance Measures -- Objectives

For the performance year 1997, no awards shall be made above the threshold award levels unless: (a) total shareholder return, as defined below, is at or above the threshold performance level; and (b) earnings per share, adjusted for award payments hereunder, are $2.25 or more. No adjustment in the level of any award for individual performance may be made if such adjustment would cause earnings per share to decline below $2.25 for 1997.

The objectives for 1997 for each of the performance measures are:

 .     Return on Equity

     --The peer group shall be the utilities that comprise the EEI 100 Index. The consolidated ROE's of the utilities that comprise the EEI 100 Index, acquired from any reasonable source of such data, shall be used to determine the extent to which the objectives have been met.

     --To achieve threshold performance, GMP's ROE for electric operations for the calendar year must be equal to or greater than the allowed ROE level, or its consolidated ROE must be equal to or greater than the consolidated ROE of 60% of the utilities in the peer group.

     --Target level is reached when GMP's consolidated ROE is equal to or greater than 75% of the peer group utilities' consolidated ROE.

     --Maximum performance is reached when GMP's consolidated ROE is equal to or greater than 90% of the peer group utilities' consolidated ROE.




 .     Total Shareholder Return

     --Performance is measured using two different peer groups: the utilities in the EEI 100 Index, and a select peer group. The select group includes:

 .   Atlantic Energy
 .   Boston Edison
 .   Commonwealth Energy
 .   Central Hudson Gas & Electric
 .   Central Maine Power
 .   Central Vermont Public Service
 .   Delmarva Power & Light
 .   Eastern Utilities Associates
 .   Empire District Electric
 .   Idaho Power
 .   Montana Power
 .   Orange & Rockland Utilities
 .   Rochester Gas & Electric
 .   St. Joe Power & Light
 .   United Illuminating

     --Total Shareholder Return (TSR) is defined as dividends plus capital appreciation using a three-year rolling average.

     --To achieve threshold performance, GMP's TSR must be in the top half of the peer group.

     --Target performance is equal to or greater than 60% of the peer group.

     --Maximum performance is equal to or greater than 70% of the peer group.

 .    Rates

     --Performance is measured against 10 New England utilities. They are:

 .   Central Maine Power
 .   Bangor-Hydro
 .   Public Service of New Hampshire
 .   Central Vermont
 .   Boston Edison
 .   Commonwealth Energy
 .   Massachusetts Electric
 .   Connecticut Power & Light
 .   United Illuminating
 .   Narragansett Electric

     --To achieve threshold performance, GMP's rates must be equal to or lower than 70% of the peer group.

     --Target performance is achieved when GMP's rates are equal to or lower than 80% of peer group.

     --Maximum performance is reached when GMP's rates are lowest or second lowest among the peer group.

 .    Customer Satisfaction

     --Performance is measured using two surveys (i.e., Commercial/Industrial, Residential) with respect to the following aspects of customer satisfaction: reliability of service, responsiveness to trouble calls, responsiveness to customer inquiries, accuracy of customers' bills, effectiveness of telephone communications, effective delivery of DSM services.

     --To achieve threshold performance, 70% or more of customers must indicate satisfaction.

     --Target performance is achieved when 80% or more of customers indicate satisfaction.

     --Maximum performance is reached when 90% or more indicate satisfaction.

 .    Reliability

     --Performance is measured using three indices:

 .   System average interruption index (SAIDI)
 .   System average interruption frequency index (SAIFI)
 .   Customer average interruption duration index (CAIDI)


 .    SAIDI

     --To reach threshold performance, GMP's performance must improve be 89 minutes or less for 1998.

     --To reach target performance, GMP's performance must be 86 minutes or less for 1998

     --To reach maximum performance, GMP's performance must be 84 minutes or less for 1998.


 .    SAIFI

     --To reach threshold performance, GMP's performance must be 1.09 outages or less for 1998.

     --To reach target performance, GMP's performance must be 1.06 outages or less for 1998.

     --To reach maximum performance, GMP's performance must be 1.03 outages or less for 1998.


 .    CAIDI

     --To reach threshold performance, GMP's performance must be 80 minutes or less for 1998

     --To reach target performance, GMP's performance must be 78 minutes or less for 1998.

     --To reach maximum performance, GMP's performance must be 77 minutes or less for 1998.